DESIGNS, INC.

          Cautionary Statements Concerning Forward-Looking Information

                                   May 1, 1998

      Designs, Inc. (the "Company") is filing this Report with the Securities and Exchange Commission in order to set forth in a readily available document certain significant risks and uncertainties that are important considerations to be taken into account in conjunction with consideration and review of the Company's reports, registration statements, information statements, press releases, and other publicly-disseminated documents (including oral statements concerning Company business information made on behalf of the Company) that include forward-looking information.

      The nature of forward-looking information is that such information involves assumptions, risks and uncertainties. Certain public documents of the Company and oral statements made by authorized officers, directors, employees, agents and representatives of the Company, acting on its behalf, may include forward-looking information which will be influenced by the following and other assumptions, risks and uncertainties. Forward-looking information requires management of the Company to make assumptions, estimates, forecasts and projections regarding the Company's future results as well as the future effectiveness of the Company's strategic plans and future operational decisions. Forward-looking statements made by or on behalf of the Company are subject to the risk that the forecasts, projections, and expectations of management, or assumptions underlying such forecasts, projections and expectations, may become inaccurate. Accordingly, the Company's future financial positions, its actual results of operations and the implementation of its plans and operations may differ materially from forward-looking statements made on behalf of the Company. The following discussion identifies certain important factors that could affect the Company's financial position, its actual results of operations, and its actions and could cause the Company's financial position, its results of operations, and actions to differ materially from any forward-looking statements made by or on behalf of the Company. Other factors, which are not identified herein, could also have such an effect.

DEPENDENCE ON LEVI STRAUSS & CO. MERCHANDISE, ADVERTISING AND MARKET POSITION

      Almost all of the Company's revenue is derived from the operation of its retail stores. Despite the Company's efforts to become less dependent upon the sale of Levi Strauss & Co. brand


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merchandise, substantially all of the merchandise sold to consumers through the
Company's stores continues to be merchandise manufactured by Levi Strauss & Co. and its licensees. The Company does not now have, and never has had, any agreement with Levi Strauss & Co. guaranteeing minimum quantities of merchandise, nor guaranteeing a particular mix of merchandise by style, size, fit or color, to be supplied to the Company, establishing a price structure for the Company's purchases of Levi Strauss & Co. brand merchandise, or compelling the Company to purchase minimum quantities or specific styles, sizes, fits or colors of merchandise. The Company has no assurance that it will be able to continue to purchase merchandise from Levi Strauss & Co. or its licensees in adequate quantities, in suitable proportions with respect to style, size, fit and color, or on terms that are comparable to those available to other retailers that compete with the Company. Moreover, the Company stocks its Levi's(R) Outlet by Designs stores, and the Levi's(R) Outlet stores owned and operated by the joint venture between subsidiaries of the Company and Levi Strauss & Co. (the "OLS Partnership"), exclusively with manufacturing overruns, discontinued lines and irregulars purchased directly from Levi Strauss & Co. and end-of-season Levi Strauss & Co. brand merchandise transferred from the Company's Designs and Boston Trading Co.(R) stores and, at certain times, from the OLS Partnership's Original Levi's Stores(TM). By its nature, this merchandise, including the most popular Levi Strauss & Co. styles of merchandise and the breadth of the mix of this merchandise, is subject to limited availability. This merchandise, when purchased from Levi Strauss & Co. exclusively for sale in outlet stores, is allocated by Levi Strauss & Co., in its sole discretion, among outlet stores operated by an affiliate of Levi Strauss & Co., the Company and the other authorized operators of Levi's(R) Outlet stores.

      The Company would be materially and adversely affected by any material reductions in the availability of adequate quantities of Levi Strauss & Co. first-quality merchandise sold through the Company's and the OLS Partnership's specialty stores, and manufacturing overruns, discontinued lines and irregulars sold through the Company's and the OLS Partnership's outlet stores. The Company also would be materially and adversely affected by any material deterioration in the suitability of the style, size, fit and color assortment of merchandise offered to the Company by Levi Strauss & Co. or any adverse change in Levi Strauss & Co. business, marketing strategy or share of the casual apparel market in the United States. The Company would be materially and adversely affected by any significant increase in the prices the Company must pay for Levi Strauss & Co. merchandise, or any other factor that has a negative impact on consumer demand for Levi Strauss & Co. brand products. The Company also may be materially and adversely affected in the event of negative publicity concerning the reputation of Levi Strauss & Co. or the reputation of its merchandise.

RISK OF RESTRICTION ON USE OF LEVI STRAUSS & CO. TRADEMARKS, SERVICE MARKS, TRADE DRESS AND TRADE NAMES


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      The Company and the OLS Partnership use certain trademarks, service marks, logos, trade names and brand names of Levi Strauss & Co. in their store names, displays and advertising with the permission of Levi Strauss & Co. The Company has an agreement with Levi Strauss & Co. to use certain Levi Strauss & Co. trademarks on the Company's store signs. The OLS Partnership entered into a license agreement that grants it the right to use certain service marks, logos, trade names and trade dress owned by Levi Strauss & Co. The Company and the OLS Partnership make no payments to Levi Strauss & Co. or its affiliates with respect to the use of such trademarks, service marks, logos, trade names, and trade dress.

      In November 1996, the Company and Levi Strauss & Co. entered into a trademark license agreement (the "Outlet License Agreement") which provides the terms upon which the Company is permitted to use the Levi Strauss & Co. batwing trademark in connection with the operations of the Company's Levi's(R) Outlet by Designs stores. The Outlet License Agreement authorizes the Company, subject to certain terms and conditions, to operate the Levi's(R) Outlet by Designs stores using the Levi's(R) batwing trademark in 25 states in the eastern portion of the United States. Subject to certain default provisions, the term of the Outlet License Agreement will expire on July 31, 2001, and the license for any particular store is the period co-terminous with the lease term for such store (including extension options) in effect in November 1996. The leases (including extension options) in effect in November 1996 relating to approximately two-thirds of the Levi's(R) Outlet by Designs stores open at the end of fiscal year 1997 expire in or prior to fiscal year 2009 and all, except for five such leases, expire in or prior to fiscal year 2011.

      The Company and the OLS Partnership could be materially and adversely affected by significant limitations imposed on their use of Levi Strauss & Co. trademarks, service marks, trade names, logos, trade dress or brand names.

COMPETITION

      Competition in markets for the Company's products occurs in a variety of ways, including, among other factors, price, quality, reputation, brand image and recognition, ability to anticipate fashion trends and customer preferences, store design and location, merchandise mix, inventory control, quality control of the Company's products, store visual presentation, advertising and customer service. Other factors that will affect the Company's competitive position include uncertainties associated with product procurement from an increasing number of merchandise vendors, the effectiveness of the advertising and promotional efforts by those vendors and the Company, and the Company's ability to select and offer consumers a broad range of merchandise.

      The intensity of the competition faced by the Company and the rapid changes in consumer preferences that can occur in the casual


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apparel markets pose significant risks to the Company. The Company faces competition from a number of national and regional department, specialty and discount chain stores that offer Levi Strauss & Co. brand and other brand name products. Many of the Company's principal competitors have greater market share and financial resources than the Company and there are no assurances that the Company will be able to compete successfully with these competitors in the future.

      Levi Strauss & Co., through its wholly-owned subsidiary, Levi's Only Stores, Inc., has opened retail stores, including Original Levi's Stores(TM) and Levi's(R) Outlet stores, in the United States and elsewhere. Although Levi's Only Stores, Inc. recently informed the Company that it intends to close 16 of its own Levi's(R) Outlet stores, Levi's Only Stores, Inc. may decide to relocate its existing stores and/or open additional retail stores throughout the United States. The Company understands that stores owned and operated by Levi's Only Stores, Inc., including Original Levi's Stores(TM), Levi's(R) Outlet stores, Dockers(R) Shop stores, Dockers(R) Outlet stores, and Personal Pair(TM) stores, may feature one or more Levi Strauss & Co. brands of merchandise and, thereby, compete with the Company's stores. While the OLS Partnership remains in existence, Original Levi's Stores(TM) and Levi's(R) Outlet stores opened in eleven northeast states and the District of Columbia (the "Territory") may only be opened by the OLS Partnership. Levi Strauss & Co. and its affiliates currently operate stores (including Levi's(R) Outlet stores) that compete with the Company's stores. Further, Levi Strauss & Co. and its affiliates are permitted to open retail stores based on other store formats that would compete with the Company's stores.

RISKS RELATED TO TRANSITION TO A MULTI-VENDOR, MULTI-BRAND RETAILER

      For almost 21 years, the Company purchased merchandise exclusively from Levi Strauss & Co. and its licensees. In November 1994, and more significantly in May 1995, the Company undertook a transition from being a single vendor retailer to being a multi-brand vertically integrated retailer offering, in addition to the Levi's(R) and Dockers(R) brands, its own Boston Traders(R) brand of merchandise. As part of this transition, the Company made significant additions to its management and staff in order to establish, among other capabilities, product development, product sourcing and logistics capabilities.

      In June 1997 the Company announced that it would discontinue its vertically integrated private label brand strategy and focus its efforts on selling Levi's(R), Dockers(R) and other name brand products. This shift in strategy will require the Company to successfully merchandise a number of nationally-recognized brands, a number of emerging fashion brands of apparel, and a limited group of independently sourced products to fill voids not covered by other brands. There are no assurances that the Company will be able to successfully continue to transition its operations from a single vendor retailer to a multi-vendor and multi-brand retailer. There


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are no assurances that the Company will be able to successfully: (i) update, enhance and distinguish its stores and the merchandise sold by the Company; (ii) manage the risks inherent in changing strategic direction; (iii) manage the operational changes required to transition the Company from a single vendor retailer to a multi-vendor retailer offering customers a broad selection of brand name products; or (iv) implement the Company's operating and other business strategies. The Company may also be materially and adversely affected in the event of negative publicity concerning the reputation of the vendors and the brands of merchandise offered for sale by the Company.

ADVERTISING AND PROMOTION

      For almost 21 years the Company has enjoyed the benefit of being closely identified with Levi Strauss & Co. The Company is directly affected by the success or failure of the advertising and promotional efforts of Levi Strauss & Co. As the Company becomes less dependent on sales of Levi Strauss & Co. brand merchandise and increasingly features other brands of merchandise, the Company will increasingly rely upon the success or failure of its own advertising and promotional efforts, as well as the success or failure of advertising and promotional efforts of other vendors. There are no assurances that the Company will become less dependent on sales of Levi Strauss & Co. brand merchandise. Moreover, there are no assurances that the future advertising efforts of the Company, Levi Strauss & Co., or other vendors will result in increased sales.

      Historically, the Company received co-operative advertising allowances from Levi Strauss & Co. that funded as much as one third of the Company's annual advertising expenditures. As the Company decreases the proportion of Levi Strauss & Co. brand merchandise it offers, the advertising allowances associated with the Company's advertising will decrease proportionately. Accordingly, the Company's business will require increased expenditures for marketing and advertising. There are no assurances that such increased expenditures will be financially possible or, if undertaken, will result in increased sales.

RISKS ASSOCIATED WITH THE JOINT VENTURE

      On January 28, 1995, Designs JV Corp., a wholly-owned subsidiary of the Company, and a subsidiary of Levi's Only Stores, Inc., a wholly-owned subsidiary of Levi Strauss & Co., entered into a partnership agreement (the "Partnership Agreement") to sell Levi's(R) brand jeans and jeans-related products. The Company previously announced that the OLS Partnership may open up to a total of thirty-five to fifty Original Levi's Stores(TM) and Levi's(R) Outlet stores in the Territory through January 2000. The OLS Partnership currently owns and operates twenty-two stores in the Territory. Any further store expansion by the OLS Partnership depends, in large part, upon the ability of the OLS Partnership to identify and secure suitable store locations. The Company does not


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presently anticipate that the OLS Partnership will open any additional Original
Levi's Stores(TM) or Levi's(R) Outlet stores in fiscal year 1998.

      The OLS Partnership has a ten year term. However, the Partnership Agreement contains certain exit rights that enable either partner to buy or sell their interest in the OLS Partnership, including the right to buy or sell particular stores operated by the OLS Partnership. The Company may be materially and adversely affected if, following January 2000, Levi Strauss & Co. or its affiliates were to purchase the OLS Partnership's profitable stores and either cause some or all of the unprofitable stores to remain in the OLS Partnership or to seek to require an affiliate of the Company to purchase one or more of the unprofitable stores. Notwithstanding, in the event such a transaction or series of transactions is consummated, the Company would receive the benefit of any consideration paid or otherwise transferred by Levi Strauss & Co. or its affiliates for stores currently owned and operated by the OLS Partnership.

LIMITATIONS ON STORE EXPANSION

      Levi Strauss & Co. informed the Company that it did not see an opportunity for the Company to increase the number of its Levi's(R) Outlet by Designs stores, nor the number of its Designs stores in the exclusively Levi Strauss & Co. brands format. Accordingly, the Company's ability to increase the number of stores it operates depends, in part, on the Company's ability to successfully develop, open (including, in certain cases, the conversion of existing stores) and operate stores that feature merchandise other than Levi Strauss & Co. brand merchandise and, in part, on the OLS Partnership's ability to successfully identify, secure, open and operate Original Levi's Stores(TM) and Levi's(R) Outlet stores within the Territory. The Company anticipates that certain store locations and existing store relocations will continue to be subject to new branch opening approval policies and practices of Levi Strauss & Co. The Company expects to continue to work closely with Levi Strauss & Co. in evaluating product availability for existing and new store locations and must obtain the approval of Levi Strauss & Co. before opening new stores. There are no assurances that the Company's will be able to develop one or more new store formats, including its Boston Trading Co.(R) store format featuring a broad selection of nationally-recognized apparel brands and select emerging fashion brands, or that, if developed, any new stores based upon such store formats will be successful. Also, there are no assurances that new stores will achieve profitability or that existing profitable stores will remain so.

RISKS ASSOCIATED WITH THE OPENING OF NEW STORES

      To the extent that the Company opens new stores, any such store expansion efforts will depend upon on a number of general factors including the Company's ability to identify and secure suitable store locations, the negotiation of acceptable lease


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terms, merchandise availability, and the Company's future financial resources.
There are no assurances that the Company will be successful in either obtaining suitable store locations for new or relocated stores or in negotiating acceptable lease terms for such locations. Also, there are no assurances that new stores will achieve profitability or that existing profitable stores will remain so.

INCREASED DEPENDENCE ON BORROWINGS AND TRADE CREDIT

      In fiscal year 1997, the Company reported a substantial net loss, experienced negative cash flow from operations, made substantial cash outlays associated with certain non-recurring charges, and ended the fiscal year in a net borrowing position. Historically, the Company has financed its working capital and capital expenditure requirements from cash flow from operations, Common Stock offerings and short-term borrowings. The Company has become more dependent upon its revolving credit facility as a source of capital than it has been in the past. The Company also is more dependent upon the availability of trade credit from Levi Strauss & Co., its licensees, and other vendors of merchandise than it has been in the past. Any material unavailability of revolving credit and/or vendor trade credit would have a material and adverse effect on the operating results and financial position of the Company.

SEASONALITY AND INVENTORY RISK

      Historically, the Company has experienced seasonal fluctuations in revenues and income, with a larger portion of each generated in the second half of the Company's fiscal year as a result of the Fall and Holiday seasons. The seasonal nature of the Company's business requires the Company to increase its inventory levels prior to the latter half of its fiscal year in preparation for such selling seasons. The casual apparel industry has a significant lead time for ordering, production and delivery of merchandise and, therefore, the Company must commit to orders well in advance of the time when such merchandise would be available for sale to consumers. Merchandise orders normally must be placed well in advance of each selling season when customer preferences and fashion trends are not yet evident from customer purchases. Since the Company must enter into commitments and contracts for the purchase of merchandise well in advance of each selling season, the Company is vulnerable to changes in consumer demand and pricing shifts and to errors in selection of styles, quantities, product mix and in the timing of such merchandise purchases. If the Company fails to forecast consumer demand accurately or if there are changes in consumer preferences or market demand after the Company has committed to such purchase and production orders, the Company may encounter difficulty in liquidating its inventory. These variables may have an adverse effect on the Company and the image of the brands offered for sale by the Company as well as its sales, gross margins, earnings results, and financial position.


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INFORMATION SYSTEMS AND CONTROL PROCEDURES

      The Company periodically reviews, improves and, under certain circumstances, replaces its technology and management information systems to provide enhanced support to all operating areas of the Company. While the Company expects to continue to review and upgrade its technology and management information systems, there are no assurances that the Company can successfully implement such enhancements or that such enhancements will support the Company's operating strategies, or, if such upgrades and enhancements are not successfully implemented, that the Company's current systems will continue to support adequately its management information requirements.

      Moreover, while the Company believes its current management information systems are generally adequate to support the Company's business operations, any deficiencies in these systems which could result in less than optimal systems performance could adversely affect the business operations of the Company. There are no assurances that the Company's efforts to improve upon and enhance its present management information systems will resolve or eliminate any existing or potential difficulties.

      The Company is implementing a program designed to cause its technology and information systems that are critical to the Company's business to be year 2000 compliant. Barring unforeseen circumstances, the Company anticipates that the conversion process to make its technology and information systems year 2000 compliant will be completed by the end of calendar year 1999. Any failure of any such technology or information systems to comply with year 2000 requirements or any unanticipated difficulty with the conversion process itself could have a material and adverse affect on the business, financial condition, and results of operations of the Company. The Company's business also may be negatively affected by vendors, government agencies and other entities with which it has dealings whose technology or systems are not year 2000 compliant.

RISK OF INFRINGEMENT OF THE COMPANY'S TRADEMARKS

      The Company is the owner in the United States of the registered trademarks "Boston Trading Co." and "Boston Traders" and certain other trademarks, service marks and trade names. Certain of these marks are also registered, or are the subject of pending applications, in the trademark registries of foreign countries. The Company considers its rights in the Boston Trading Co.(R) and Boston Traders(R) trademarks and its other marks in the United States and in foreign countries to be valuable assets of the Company. Any infringement upon the Company's Boston Trading Co.(R) and Boston Traders(R) trademarks or its other trademarks, service marks and trade names or any piracy of the Company's other intellectual property or its products would have a negative impact upon the Company's ability to license, promote, market and enhance these brands.


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SOURCES OF SUPPLY

      The Company depends upon its unaffiliated vendors to supply high-quality apparel and accessories in a timely manner. If these vendors were to experience significant shortages of products purchased by the Company, such shortages could have a negative effect on the Company's business, including increased costs or difficulty in procuring merchandise.

CONSUMER PREFERENCES

      The casual apparel industry is intensely competitive and subject to rapid changes in consumer preferences and fashion trends. A significant marketing or promotional success by one or more of the Company's existing or yet to be established competitors could adversely affect the Company's competitive position. In addition, in the United States, where the casual apparel market is mature, sales levels may depend in part on whether the Company can increase its market share at the expense of its competitors.

GENERAL ECONOMIC RISK FACTORS

      Forward-looking statements of the Company are subject to the risk that assumptions made by management of the Company concerning future general economic conditions such as recession, inflation, interest rates, tax rates, consumer spending and credit and other future conditions having an impact on retail markets and the Company's business may prove to be incorrect. Adverse changes in such future economic conditions could have an adverse affect on the Company's business.

LITIGATION RISKS

      The Company is subject to the normal risks of litigation with respect to its business operations.

FACTORS AFFECTING THE COMPANY'S BUSINESS ARE SUBJECT TO CHANGE

      This Report contains cautionary statements concerning certain factors that may influence the business of the Company and are made as of the date of this Report. Such factors are subject to change. The cautionary statements set forth in this Report are not intended to cover all of the factors that may affect the Company's business in the future. Forward-looking information disseminated publicly by the Company following the date of this Report may be subject to additional factors hereafter published by the Company.